Exhibit 24
POWER OF ATTORNEY

I, the undersigned Director and/or Officer of Rexahn Pharmaceuticals, Inc., a Delaware corporation (the "Company"), hereby constitute CHANG H. AHN and TAE HEUM JEONG, and each of them singly, my true and lawful attorneys with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and any amendments thereto.

Signature	Title	Date

/s/ Chang H. Ahn	Chairman of the Board of Directors	March 14, 2006
Chang H. Ahn	and Chief Executive Officer (principal executive officer)

/s/ Tae Heum Jeong	Director	March 13, 2006
Tae Heum Jeong	and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Young-Soon Park	Director	March 13, 2006
Young-Soon Park

/s/ John Holaday	Director	March 28, 2006
John Holaday

/s/ David McIntosh	Director	March 15, 2006
David McIntosh

/s/ Inok Ahn	Director	March 14, 2006
Inok Ahn